 RPFINANCIAL, LC.

Financial Services Industry Consultants

January 10, 2002

Board of Directors
Branch County Federal Savings and Loan Association
375 N. Willowbrook Road
Coldwater, Michigan 49036

Dear Members of the Board:

              This letter sets forth the agreement between Branch County Federal Savings and Loan Association, Coldwater, Michigan ("Branch County Federal" or the "Association"), and RP Financial, LC. ("RP Financial"), whereby the Association has engaged RP Financial to prepare the business plan and financial projections to be adopted by the Association's Board of Directors in conjunction with the stock conversion transaction and filed with the appropriate regulatory agencies, whereby the Association will become a wholly-owned subsidiary of a stock holding company. These services are described in greater detail below.

Description of Proposed Services

              RP Financial's business planning services will include the following areas: (1) evaluating Branch County Federal's current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net conversion proceeds both in the short and long term; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization of the Association and holding company and related cash flows.

              Contents of the business plan will include: Philosophy/Goals; Economic Environment and Background; Lending, Leasing and Investment Activities; Deposit, Savings and Borrowing Activity; Asset and Liability Management; Operations; Records, Systems and Controls; Growth, Profitability and Capital; Responsibility for Monitoring this Plan.

              RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

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Board of Directors
January 10, 2002

Fee Structure and Payment Schedule

              The Association agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $7,500. Payment of the professional fees shall be made upon delivery of the completed business plan.

              The Association also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the appraisal engagement, subject to written authorization from the Association to exceed such level.

              In the event the Association shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Association agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

              If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Association and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to Branch County Federal or potential transactions which will dramatically impact the Association such as a pending acquisition or branch transaction.

* * * * * * * * * * *

              Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

Sincerely,

/s/ William E. Pommerening William E. Pommerening CEO and Managing Director

Agreed To and Accepted By:	John R. Schroll President and Chief Executive Officer	/s/ John R. Schroll

Upon Authorization by the Board of Directors For: Branch County Federal Savings and Loan Association, Coldwater, Michigan

Date Executed: January 31, 2002

End.